EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-146340 on Form S-8 of our reports dated February 18, 2011, relating to the financial statements of athenahealth, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for business combinations on January 1, 2009) and the effectiveness of athenahealth, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of athenahealth, Inc. for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 18, 2011